Exhibit (p)(5)

Champlain

9/25/2007 to Current

Code of Ethics

Policy

Champlain, as a matter of policy and practice, and consistent with industry best practices and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm’s Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm’s current Code of Ethics, and as amended, is incorporated by reference and made a part of these Policies and Procedures.

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

•	setting a high ethical standard of business conduct reflecting an adviser’s fiduciary obligations;

•	compliance with federal securities laws;

•	access persons to periodically report personal securities transactions and holdings, with limited exceptions;

•	prior approval for any IPO or private placement investments by access persons;

•	reporting of violations;

•	delivery and acknowledgement of the Code of Ethics by each supervised person;

•	reviews and sanctions;

•	recordkeeping; and

•	summary Form ADV disclosure.

An investment adviser’s Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility

Wendy Nunez has the primary responsibility for the preparation, distribution, administration, periodic reviews, monitoring our Code of Ethics, practices, disclosures, sanctions and recordkeeping.

Procedure

Champlain has adopted procedures to implement the firm’s policy on personal securities transactions and our Code of Ethics and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended, as appropriate, which include the following:

•	Formal adoption of the firm’s Code of Ethics by management.

•	The Director of Compliance annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire.

•	Each supervised person must acknowledge receipt of the firm’s Code of Ethics initially upon hire and annually and return a signed acknowledgement/certification form to the Director of Compliance.

•	The Chief Compliance Officer, with other designated officer(s) annually reviews the firm’s Code of Ethics and updates the Code of Ethics as may be appropriate.

•	The Director of Compliance periodically reviews access persons’ personal transactions/holdings reports.

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The Director of Compliance, retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others.

•	The firm provides initial and periodic education about the Code of Ethics, and each person’s responsibilities and reporting requirements, under the Code of Ethics.

•	The firm’s Form ADV Part II is amended and periodically reviewed by the Chief Compliance Officer to appropriately disclose a summary of the firm’s Code of Ethics.

•	The Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm’s Code of Ethics and maintaining required records.